0 Inside iPath Exchange Traded Notes (ETNs) Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 June 24, 2008

The Latest Innovation from Barclays
What are iPath ETNs?
The benefits of iPath ETNs
•
Transparency
•
Inflation hedge
•
Liquidity
Unprecedented access
•
Commodities
•
Emerging markets
•
Currencies
•
Strategies

Introducing iPath ETNs
Securities issued by Barclays Bank PLC
•
Senior, unsecured debt
•
No principal protection or interest payments
Linked to the return of the market benchmarks or
strategies, less investor fees
•
Unlike ETFs, no underlying assets are held
Intraday trading flexibility like most equities

What exactly are iPath ETNs?  iPath ETNs are senior, unsecured debt securities issued by Barclays Bank
PLC that seek to provide the return of the underlying market benchmark or strategy, less investor fees.
There are no underlying holdings and the iPath ETNs currently available do not provide principal protection or interest payments.
iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC.  Barclays Bank PLC’s long-term, unsecured obligations are rated*:
•AA by Standard & Poor’s
•Aa1 by Moody’s Investor Service, Inc.
While iPath ETNs are not equities or index funds, they do share several characteristics with them.
For example, like most equities:
•
Trading flexibility on an exchange
•
Long or short:  iPath ETNs can be shorted on an uptick or downtick and, subject to the ability to locate shares, borrowed.
Like an index fund:
•
Linked to the return of benchmark indexes
•
Low investor fees
*The iPath ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the iPath ETNs.

iPath ETNs are Brought to you by… Business Banking Personal Financial Services Barclaycard Barclays Private Clients Barclays Global Investors Barclays Capital Inc.

Barclays Bank PLC is the principal subsidiary of Barclays PLC, a UK-based financial services group and one of the largest financial services companies in the world.  Barclays has been involved in banking for over 300 years, and currently maintain a global presence with headquarters in London and banking operations in Europe, the USA, Africa and Asia.  It is engaged primarily in banking, investment banking and investment management.  As of December 31, 2007, Barclays had total assets of over $2.45 trillion, over 134,000 employees, and 27 million customers in more than 50 countries.
Barclays Capital Inc. acts as the issuer's agent in connection with the distribution of iPath ETNs.
Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered US broker/dealer regulated by the SEC and FINRA.
BGI's majority owned broker/dealer subsidiary, Barclays Global Investors Services (BGIS), will engage in the promotion of iPath ETNs to intermediaries who are themselves registered broker/dealers and to end-users, such as mutual funds, hedge funds and insurance companies.

Transparent Performance
Principal
Amount of
iPath ETNs
x
Index Factor
–
Investor Fee
Yearly Fee  x  Principal
Amount x Index Factor
The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

iPath ETNs are designed to provide investors a return that mirrors the performance of a market benchmark or strategy, less investor fees.  All iPath ETNs deliver transparent performance based on the principal amount of the Securities, times an index factor, less an investor fee.
The index factor captures the total return associated with index.  For example,
•
For iPath ETNs linked to commodities and emerging markets, the index factor captures the ratio between the Current Index Level and the Index Level at the note’s inception.
•
For iPath ETNs linked directly to foreign currency exchange rates, the index factor is equal to the change in the exchange rate times an accumulation component.  The accumulation component captures the overnight deposit rate that would be earned on a foreign currency deposit.
If you redeem your Securities early, you will receive a Daily Redemption Value which is a cash payment equal to the principal amount of your securities times the index factor on the applicable valuation date minus the investor fee on the applicable valuation date.  The iPath
®
MSCI India Index     ETN will incur a
redemption charge upon early redemption.

SM

Trading iPath ETNs
Buy or sell anytime during market hours
•
Trade at market price
Redeem directly to Barclays Bank PLC
•
Typically in amounts of at least 50,000 units per
redemption (a redemption charge may apply)
•
See relevant prospectus for procedures
Hold until maturity

iPath ETNs offer easy transferability, an exchange listing, and intraday trading flexibility.  The iPath
ETNs currently available can be bought or sold anytime during market hours at market prices. If an active secondary market develops, it is expected that investors will purchase and sell iPath ETNs primarily in this secondary market.
In addition to daily exchange liquidity, all iPath ETNs can be redeemed to the issuer in large, institutiona
l size blocks (typically 50,000 units), subject to the procedures described in the relevant prospectus.
Certain iPath ETNs will incur a redemption charge upon early redemption. The redemption feature is intended to induce arbitrageurs to counteract any trading of the iPath ETNs at a premium or discount to their intrinsic economic value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.
Alternatively, investors may hold the Securities until maturity and receive a cash payment from the
Issuer, Barclays Bank PLC equal to the principal amount of the units times the index factor on the final valuation date minus the investor fee on the final valuation date.
*The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 units, applicable to all holders, at the time the reduction becomes effective.

Global Opportunities
*The investor fee is equal to: Yearly Fee
x principal amount
x index factor, calculated on a daily basis. See Page 4.
ETN Name
Ticker
Yearly Fee*
iPath Commodity ETNs
iPath
®
Dow Jones-AIG Commodity Index Total Return
SM
ETN
DJP 0.75%
iPath
®
Dow Jones-AIG Agriculture Total Return Sub-Index ETN
JJA 0.75%
iPath
®
Dow Jones-AIG Grain Total Return Sub-Index ETN
JJG 0.75%
iPath
®
Dow Jones-AIG Livestock Total Return Sub-Index ETN
COW 0.75%
iPath
®
Dow Jones-AIG Industrial Metals Total Return Sub-Index
SM
ETN
JJM 0.75%
iPath
®
Dow Jones-AIG Copper Total Return Sub-Index
SM
ETN
JJC 0.75%
iPath
®
Dow Jones-AIG Nickel Total Return Sub-Index
SM
ETN
JJN 0.75%
iPath
®
Dow Jones-AIG Energy Total Return Sub-Index
SM
ETN
JJE 0.75%
iPath
®
Dow Jones-AIG Natural Gas Total Return Sub-Index
SM
ETN
GAZ 0.75%
iPath
®
S&P GSCI
TM
Total Return Index ETN
GSP 0.75%
iPath
®
S&P GSCI
TM
Crude Oil Total Return Index ETN
OIL 0.75%
iPath
®
Dow Jones-AIG Softs Total Return Sub-Index
SM
ETN
JJS 0.75%
iPath
®
Dow Jones-AIG Precious Metals Total Return Sub-Index
SM
ETN
JJP 0.75%
iPath
®
Dow Jones-AIG Aluminum Total Return Sub-Index
SM
ETN
JJU 0.75%
iPath
®
Dow Jones-AIG Cocoa Total Return Sub-Index
SM
ETN
NIB 0.75%
iPath
®
Dow Jones-AIG Coffee Total Return Sub-Index
SM
ETN
JO 0.75%
iPath
®
Dow Jones-AIG Cotton Total Return Sub-Index
SM
ETN
BAL 0.75%
iPath
®
Dow Jones-AIG Sugar Total Return Sub-Index
SM
ETN
SGG 0.75%
iPath
®
Dow Jones-AIG Platinum Total Return Sub-Index
SM
ETN
PGM 0.75%
iPath
®
Dow Jones-AIG Tin Total Return Sub-Index
SM
ETN
JTT 0.75%
iPath
®
Dow Jones-AIG Lead Total Return Sub-Index
SM
ETN
LD 0.75%
SM
SM
SM

The iPath ETNs currently available offer access to commodities, emerging markets, currencies and strategies. They are linked to the performance of the:
•
Dow Jones-AIG Commodity Index Total Return
SM
•
Dow Jones-AIG Agriculture Total Return Sub-Index
SM
•
Dow Jones-AIG Energy Total Return Sub-Index
SM
•
Dow Jones-AIG Grains Total Return Sub-Index
SM
•
Dow Jones-AIG Industrial Metals Total Return Sub-Index
SM
•
Dow Jones-AIG Livestock Total Return Sub-Index
SM
•
Dow Jones-AIG Copper Total Return Sub-Index
SM
•
Dow Jones-AIG Natural Gas Total Return Sub-Index
SM
•
Dow Jones-AIG Nickel Total Return Sub-Index
SM
•
Dow Jones-AIG Softs Total Return Sub-Index
SM
•
Dow Jones-AIG Precious Metals Total Return Sub-Index
SM
•
Dow Jones-AIG Aluminum Total Return Sub-Index
SM
•
Dow Jones-AIG Cocoa Total Return Sub-Index
SM
•
Dow Jones-AIG Coffee Total Return Sub-Index
SM
•
Dow Jones-AIG Cotton Total Return Sub-Index
SM
•
Dow Jones-AIG Sugar Total Return Sub-Index
SM
•
Dow Jones-AIG Platinum Total Return Sub-Index
SM
•
Dow Jones-AIG Tin Total Return Sub-Index
SM
•
Dow Jones-AIG Lead Total Return Sub-Index
SM
•
S&P GSCI
TM
Total Return Index
•
S&P GSCI
TM
Crude Oil Total Return Index

Global Opportunities
†
iPath
®
MSCI India Index   ETNs will incur a redemption charge upon early redemption. In addition to daily exchange liquidity, investors may redeem at least 50,000 units of any iPath
®
ETN directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.
ETN Name
Ticker
Yearly Fee*
iPath Emerging Market ETN
iPath
®
MSCI India Index
SM
ETN
INP
0.89%
†
iPath Exchange Rate ETNs
iPath
®
EUR/USD Exchange Rate ETN
ERO 0.40%
iPath
®
GBP/USD Exchange Rate ETN
GBB 0.40%
iPath
®
JPY/USD Exchange Rate ETN
JYN 0.40%
iPath Strategy ETN
iPath
®
CBOE S&P 500 BuyWrite Index
SM
ETN
BWV 0.75%
iPath
®
Optimized Currency Carry ETN
ICI 0.65%
iPath
®
Global Carbon ETN
GRN 0.75%
*The investor fee is equal to: Yearly Fee x principal amount x index factor, calculated on a daily basis. See Page 4.
SM

The iPath ETNs currently available offer access to commodities, emerging markets, currencies and strategies. They are linked to the performance of the:
•
MSCI India Total Return Index
•
EUR/USD Exchange Rate
•
GBP/USD Exchange Rate
•
JPY/USD Exchange Rate
•
CBOE S&P 500 BuyWrite Index
•
Barclays Intelligent Carry Index
•
Barclays Capital Global Carbon Index Total Return
The iPath
®
MSCI India Index     ETN will incur a redemption charge of 0.125% times the daily redemption value upon early redemption.  The redemption charge is a one-time charge imposed upon early redemption and is intended to allow the Issuer to recoup brokerage and other transaction costs incurred in connection with early redemption.

SM
SM
SM
TM
TM

✓		✓
	✓	✓	✓
		✓	
		✓	✓
	✓	✓	✓
		✓	✓
		✓	✓

6202-iP-0108

iPath

Familiar Features. Unique Benefits.
Index Mutual
Funds
ETNs ETFs
Underlying securities
Market risk
Credit risk of issuer
Intraday exchange liquidity
Institutional size redemption
Short sales
Transparency *
* Mutual funds are only required to report holdings on a monthly basis.

Index Mutual Funds
Recourse: Portfolio of securities
Principal risk: Market risk
Liquidity: Once a day at NAV
Institutional size redemption: Daily via custodian
Short sales: None
ETNs
Recourse: issuer credit
Principal risk: market and issuer risk
Liquidity: Daily on an exchange
Institutional size redemption: daily to issuer
Short sales: Yes, on an uptick or a downtick
ETFs
Recourse: Portfolio of securities
Principal risk: market risk
Liquidity: daily on an exchange
Institutional size redemption: daily via custodian
Short sales: Yes, on an uptick or a downtick

Innovation in Exchange Traded Products • Unprecedented access • Broader opportunities • New flexibility

iPath ETNs provide investors the vehicles to construct broadly diversified portfolios of traditional assets and alternative, low-correlating assets.  They offer:
•
Immediate, cost-effective exposure to asset classes that haven’t always been easy to access
•
Broadened asset class opportunities that expand the range and depth of possible strategies that might be explored.
•
New flexibility with the liquidity provided by an exchange listing and a redemption feature.

An investment in iPath ETNs involves risks, including possible loss of principal.  For a description of the main risks see “Risk Factors” in the applicable prospectus.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents
Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1- 877-76-iPATH, or you may request a copy from any other dealer participating in the offering.
Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities.  Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.
iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.  The
Securities are riskier than ordinary unsecured debt securities and have no principal protection.
the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity.
Investing in the Securities is not equivalent to direct investment in index or index components.  The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.
The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus.
Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.
Risks of investing in

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.
BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-
related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.
A "buy-write" strategy consists of a hypothetical portfolio consisting of a "long" position in the components of an underlying index and the sale of a succession of one-month, at- or slightly out-of-the-money call options on the underlying index or its components. An investment in iPath ETNs linked to buy-write strategies limit participation in any appreciation of the underlying indexes above the strike price of the call options sold, but exposure to any decline in the value of the indexes will not be limited. Stock and option prices may change unpredictably, affecting the value of the buy-write strategy and, consequently, the value of your Securities in unforeseeable ways.
The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector.  The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence;
changes in interest rates; and monetary and other governmental policies, action and inaction.  Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity.
These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on industrial metals or energy-related commodities may be subject to additional factors specific to industrial metals or energy-related commodities that might cause price volatility. These may include changes in the level of industrial or commercial activity using industrial metals or with high levels of energy demand; the availability and price of substitutes such as man-made or synthetic substitutes or alternative sources of energy; disruptions in the supply chain; adjustments to inventory;
variations in production costs; costs associated with regulatory compliance, including environmental regulations; and
changes in industrial, government and consumer demand, both in individual consuming nations and internationally.
Index components composed of futures contracts on agricultural products may be subject to additional factors specific to agricultural products that might cause price volatility.  These may include weather conditions, including floods, drought and freezing conditions; changes in government policies; planting decisions; and changes in demand for agricultural products, both with end users and as inputs into various industries. Index components composed of futures contracts on precious metals may be subject to additional factors specific to precious metals that might cause price volatility.  These may include disruptions in the supply chain, variations in production costs, costs associated with regulatory compliance, including environmental regulations, changes in industrial, government and consumer demand, and in the case of gold and silver, precious metal leasing rates, currency exchange rates, the level of economic growth and inflation and the degree to which consumers, governments, corporate and financial institutions hold physical gold or silver as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.
An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the
U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.
An investment in the iPath ETNs linked to the MSCI India Total Return Index may carry risks similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.
SM

An investment in iPath ETNs linked to the performance of the Barclays Intelligent Carry Index    is subject to risks
associated with fluctuations, particularly a decline, in the value of the index.  Because the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings in low-yielding currencies, the success of the index strategy, the level of the index and the market value of the securities will depend on the exchange rates and interest rates applicable to the index constituent currencies.  If the applicable exchange rates or interest rates move against the direction targeted by the index strategy, the level of the index, and the market value of the securities, will decline.
Factors that may contribute to volatile fluctuations in the index include exchange rates applicable to the index constituent currencies, interest rates applicable to the constituent currencies, the prevailing interest rate environment, and global or regional economic, financial, political, regulatory, geographical or judicial events that affect exchange rates and interest rates.
An investment in iPath ETNs linked to the performance of the Barclays Capital Global Carbon Index Total Return  is
subject to risks associated with fluctuations, particularly a decline, in the performance of the index caused by unpredictable volatility and movement in the prices of the index components. Trading in futures contracts on carbon emissions commodities, including trading in the index components, is speculative and can be extremely volatile. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  Market prices of the index components may fluctuate rapidly based on numerous factors including but not limited to changes in supply and demand, domestic and foreign political or government actions and technological developments. These factors could adversely affect the value of the Index and, therefore, the value of your Securities.
Cap & Trade mechanisms have arisen primarily due to relative international consensus on the correlation between the rise in Green House Gas emissions and the onset of Global Warming.  Accordingly, changes in regulation and enforcement of Cap & Trade mechanisms as a result of changes in international consensus can adversely affect market behavior and the value of the Securities.
TM
TM

"Dow Jones®", "AIG®", "Dow Jones-AIG Commodity IndexSM", "DJ-AIGCISM", "Dow Jones-AIG Commodity Index Total ReturnSM", "Dow Jones-AIG Agriculture Total Return Sub-IndexSM", "Dow Jones-AIG Aluminum Total Return Sub-IndexSM", "Dow Jones-AIG Cocoa Total Return Sub-IndexSM", "Dow Jones-AIG Coffee Total Return Sub-IndexSM", "Dow Jones-AIG Copper Total Return Sub-IndexSM", "Dow Jones-AIG Cotton Total Return Sub-IndexSM", "Dow Jones-AIG Energy Total Return Sub-IndexSM", "Dow Jones-AIG Grains Total Return Sub-IndexSM", "Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM", "Dow Jones-AIG Lead Total Return Sub-IndexSM", "Dow Jones-AIG Livestock Total Return Sub-IndexSM", "Dow Jones-AIG Natural Gas Total Return Sub-IndexSM", "Dow Jones-AIG Nickel Total Return Sub-IndexSM", "Dow Jones-AIG Platinum Total Return Sub-IndexSM", "Dow Jones-AIG Precious Metals Total Return Sub-IndexSM", "Dow Jones-AIG Softs Total Return Sub-IndexSM", "Dow Jones-AIG Sugar Total Return Sub-IndexSM" and "Dow Jones-AIG Tin Total Return Sub-IndexSM" are registered trademarks or servicemarks of Dow Jones & Company, Inc. ("Dow Jones"), and American International Group, Inc. ("AIG"), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. ("AIG-FP"), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. ("MSCI"). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

6202-iP-0108

14

"Standard & Poor's
®
," "S&P
®
," "GSCI
®
," "S&P GSCI™," "S&P GSCI™ Index," "S&P GSCI™ Total Return Index," "S&P GSCI™
Crude Oil Total Return Index" and "S&P GSCI™ Commodity Index" are trademarks or service marks of The McGraw-Hill
Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCI™
Index, the S&P GSCI™ Total Return Index, the S&P GSCI™ Crude Oil Total Return Index, and S&P GSCI™ Commodity Index
are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. or any of its affiliates ("Standard & Poor's"). Standard & Poor's does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the
Securities particularly or the ability of the S&P GSCI™ Index or any of its subindexes to track general commodity market performance.
"Standard & Poor's
®
," "S&P
®
," "S&P 500
®
," "Standard & Poor's 500," and "500" are trademarks of Standard & Poor's, a division of
The McGraw-Hill Companies, Inc., and "BuyWrite" and "CBOE" are trademarks of the Chicago Board Options Exchange,
Incorporated ("CBOE"). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor's or CBOE and Standard & Poor's and CBOE make no representation regarding the advisability of investing in the Securities.
“Barclays Intelligent Carry
Index™”
and the “USD Intelligent Carry
Index™”
are trademarks of Barclays Bank PLC and have been
licensed for use by Barclays Capital in connection with the calculation of the Index.
“Barclays Capital Global Carbon
Index™”
and “Barclays Capital Global Carbon Index Total
Return™”
are trademarks of Barclays
Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.
“Barclays Capital Global Carbon
Index™”
and “Barclays Capital Global Carbon Index Total
Return™”
are trademarks of Barclays
Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.
©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission of their respective owners.
Not FDIC Insured   • Have No Bank Guarantee   • May Lose Value

• Prospectuses • Info Sheets • Frequently Asked Questions • Category Basics 1-877-76-iPath For more information, visit www.iPathETN.com